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                              CAMBREX CORPORATION
                                 EXHIBIT 10.25


                         1994 EARNINGS IMPROVEMENT PLAN



         The Cambrex Earnings Improvement Plan (EIP) is an executive compensation arrangement designed to provide individual participant awards from a Bonus Pool based on the financial results of the company. The individual awards are based on individual percentage of salary targets which are used as a guideline only.

         The Bonus Pool is determined according to the following corporate financial results:

BASE POOL: Net Income After Tax (after Bonus Pool deduction) times actual Return On Investment (Net Income divided by Shareholder Equity plus Funded
Debt), plus

EARNINGS IMPROVEMENT: 25% on the increase in Net Income After Tax over the prior year.

Individual payouts will be determined by the Office of the Chairman with the approval of the Compensation Committee. These payouts will be based 60% on the Company's financial results and 40% on individual performance measured against key personal objectives. For 1994 particular emphasis will be placed on each individual's contribution to increasing return on investment.

For Cambrex executives, the individual payout will be based solely on overall corporate results. Subsidiaries executives' payouts will be based on corporate results adjusted for individual unit performance. If the subsidiary Net Income After Tax is less than 70% of budget, no payout will be made to participants at that subsidiary.

Individual awards will be capped at one times salary and the total Bonus Pool will be capped at 18% of corporate Net Income After Tax. If Net Income After Tax is equal to or less than the prior year's net income, the Bonus Pool will be reduced by 15%.